State of Delaware
Secretary of State
Division of Corporations
Delivered 10.20 AM 08/24/2004
FILED 10.14 AM 08/24/2004
SRV 040616687 – 3753195 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
In accordance with Section 242

Oxysure Systems, Inc. a corporation orgmized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That by unanimous written consent the Board of Directors of Oxysure Systems, Inc. duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and proposing that the stockholders of said corporation provide written consent thereof. The resolution setting forth the proposed amendment fa as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shell be and read as follows:

Section 4.01: The amount of the total authorized capital stock of  this corporation to Thirty Million Shares of which Twenty Five Million (25,000,000) shall be designated Common Stock with a par value of (0.0004) and Five Million (5,000,000) shall be designated as preferred Stock with a par value of (0.0005).

The stock may be Issued time to time without action by the stockholders. The stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of  stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations, or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

SECOND: That thereafter, pursuant to resolution of in Board of Directors, a written consent of the majority of the stockholders of said corporation was obtained in accordance with Section 222 of the General Corporation Law of the State of Delaware in terms of which the necessary number of shares as required by statute provided their consent in  favor of the amendment.

THIRD: That laid amendment was duly adopted In accordance with the provisions of Section 242 of the
General Corporation Law of the Slate of Delaware.

IN WITNESS WHEREOF, the Board of Directors has caused this certificate to be signed by Julian T. Ross, an Authorized Officer, this_______________16th____________day of ___________August, AD 2004.

Signed:
Name:	Julian T. Ross
Title:	Chairman/CEO